Exhibit 99.1

Parks! America, Inc. Announces Reverse/Forward Stock Split

PINE MOUNTAIN, Georgia, April 30, 2025 — Parks! America, Inc. (OTCPink: PRKA), today announced that, it will effect a 1-for-500 reverse stock split (the “Reverse Stock Split”) of the shares of the Company’s common stock, followed immediately by a 5-for-1 forward stock split of the shares of the Company’s common stock (the “Forward Stock Split,” and, together with the Reverse Stock Split, the “Reverse/Forward Stock Split”), effective on April 30, 2025, at 5:00 p.m. Eastern Time and 5:01 p.m. Eastern Time, respectively.

Beginning with the opening of trading on Thursday, May 1, 2025, the Company’s common stock will trade on the OTCPink on a post-split basis under the symbol “PRKAD” for 20 trading days, including the effective date, after which it will revert to “PRKA”. The new CUSIP number for the Company’s common stock following the Reverse/Forward Stock Split will be 701455206. Following the Reverse/Forward Stock Split, the Company’s common stock of 75,726,851 issued and outstanding shares will amount to approximately 754,045 shares.

Effect of the Reverse/Forward Stock Split on the Company’s Stockholders

No fractional shares will be issued in connection with the Reverse/Forward Stock Split. Instead, the Company will pay cash (without interest) to any stockholder who would be entitled to receive a fractional share as a result of the Reverse/Forward Stock Split:

Stockholders who hold fewer than 500 shares immediately prior to the Reverse Stock Split shall be paid in cash (without interest) an amount equal to such number of shares of Company Common Stock held multiplied by the average of the closing sales prices of the Company Common Stock quoted on the National Quotation Bureau pink sheets for the five consecutive trading days immediately preceding the Effective Date of the Reverse Stock Split (the “Reverse Split Payment”); and

Any remaining stockholders who would have been entitled to receive fractions of a share as a result of the Reverse/Forward Stock Split shall be paid in cash (without interest) an amount equal to such fractions multiplied by the average of the closing sales prices of the Company Common Stock quoted on the National Quotation Bureau pink sheets for the five consecutive trading days immediately preceding the effective date of the Reverse/Forward Stock Split (with such average closing sales prices being adjusted to give effect to the Reverse/Forward Stock Split) (the “Forward Split Payment”, and, together with the Reverse Split Payment, the “Payments”).

The Company’s transfer agent, Securities Transfer Corporation, is acting as the exchange agent and paying agent for the Reverse/Forward Stock Split. Stockholders holding their shares in book-entry form or in “street name” through a bank, broker, or other nominee do not need to take any action to receive their cash payments. Registered stockholders who hold shares in stock certificate form will receive a transmittal letter from Securities Transfer Corporation and will receive cash payments only when the stockholder surrenders the outstanding certificate, together with a completed and executed copy of the letter of transmittal.

Background and Purpose of the Reverse/Forward Stock Split

On March 7, 2025, at the Company’s annual meeting of stockholders, the stockholders of the Company approved the filings of the Certificates of Amendment to effect the Reverse/Forward Stock Split. On April 1, 2025, the Board of Directors approved to effect the Reverse/Forward Stock Split. On April 10, 2025, the Company filed the Certificates of Amendment with the Secretary of State of the State of Nevada.

The immediate goal of the Reverse/Forward Stock Split is to reduce excessive administrative costs associated with having a disproportionately large number of stockholders who own relatively few shares.

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through our wholly owned subsidiaries, owns and operates three regional safari parks and is in the business of acquiring, developing and operating local and regional entertainment assets in the United States.

Additional information, including our Annual Report on Form 10-K for the fiscal year ended September 29, 2024, is available on the Company’s website, animalsafari.com/investor-relations.

Cautionary Note Regarding Forward Looking Statements

This news release may contain “forward-looking statements” within the meaning of U.S. securities laws. Forward-looking statements include statements concerning our future plans, business strategy, liquidity, capital expenditures, sources of revenue and other similar statements that are not historical in nature. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this news release and speak only as of the date hereof. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ significantly from those expressed or implied by such forward-looking statements. Readers are advised to consider the factors listed under the heading “Risk Factors” and the other information contained in the Company’s Annual Report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Ralph Molina

Head of Investor Relations and Corporate Strategy

(706) 940-2209